CORRECTING and REPLACING Kingstone Announces 2015 First Quarter Financial Results

In Financial Highlights table of release issued May 13, 2015, "Book value per share" for the Three Months Ended March 31, 2014 should be $4.98 (instead of $5.54) and % Change should be 11.8% (instead of 0.5%).

The corrected release reads:
Kingstone Announces 2015 First Quarter Financial Results

Kingstone Companies, Inc. (Nasdaq: KINS) (the “Company” or “Kingstone”), a multi-line regional property and casualty insurance holding company, today announced its financial results for the first quarter ended March 31, 2015, highlighted by higher direct written premiums, net income, and EPS despite the effects of winter storms across the Northeastern United States.

Quarterly Highlights (all comparisons to the prior year period)
•	Direct Written Premiums Increase 19.2%; up 23.0% excluding commercial auto
•	Net Income Increases 16.8% to $382,000, or $0.05 per Diluted Share
•	Combined Ratio of 97.9% included 27.3 Point Effect of Catastrophes from 2015 Winter Storm Activity
•	Company to Host Conference Call on May 14, 2015 at 8:30 a.m. ET to Discuss First Quarter Financial Results

Kingstone Announces Quarterly Dividend of $0.05 per share
The Company also announced that its Board of Directors declared a quarterly dividend of $0.05 per share payable on June 15, 2015 to stockholders of record at the close of business on June 1, 2015.
Financial Highlights
($ in thousands)	Three Months Ended March 31,
	2015	2014	% Change
Direct written premiums(1)	$19,489	$16,347	19.2%
Net written premiums(1)	$10,878	$6,585	65.2%
Net premiums earned	$10,386	$5,926	75.3%
Total ceding commissions revenue	$3,089	$3,381	(8.6)%
Net investment income	$575	$379	51.7%

U.S. GAAP Net income	$382	$327	16.8%
U.S. GAAP Diluted EPS	$0.05	$0.04	25.0%

Comprehensive income	$893	$776	15.1%
Net operating income(1)	$426	$203	109.9%
Net operating income Diluted EPS(1)	$0.06	$0.02	200.0%

Book value per share	$5.57	$4.98	11.8%
Return on average equity (annualized)	3.8%	3.6%	0.2 pts

Net loss ratio	68.0%	73.0%	(5.0) pts
Net underwriting expense ratio	29.9%	22.5%	7.4 pts
Net combined ratio	97.9%	95.5%	2.4 pts

Effect of catastrophes on net combined ratio(1)	27.3 pts	21.9 pts	5.4 pts
Net combined ratio excluding the effect of catastrophes(1)	70.6%	73.6%	(3.0) pts
(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Kingstone Companies, Inc. May 13, 2015	Page 2

Management Commentary
Kingstone’s Chairman and CEO, Barry Goldstein, commented, “We achieved 19.2% growth in direct written premiums during the quarter, which included a 23.0% increase in our continuing lines of business (ex. commercial auto). Underwriting results were very strong this quarter, and Kingstone’s profitability improved despite the impact of severe winter weather in the Northeastern United States. Our net premiums earned improved 132% and 53% in our personal and commercial lines, respectively, as a result of the reduction in quota share reinsurance from our July 1, 2014 renewals. As a result of this larger base of premiums driven by consistent growth, Kingstone reported year-over-year net income and EPS improvement despite higher net losses from the catastrophe events during the period. Our performance this quarter is an encouraging start to the year despite these occurrences, and we remain committed to delivering superior profitability and returns on equity.”

2015 First Quarter Financial Review
Impact of Winter Storms on Financial Results
Kingstone’s primary market, downstate New York, suffered severe weather in the first quarter of 2015 and 2014. The impact of severe winter weather is determined as the losses incurred over and above those expected in an average winter season. The Company’s claims were primarily from losses due to frozen pipes and other water related structural damage from snow and ice. Kingstone’s current year catastrophe reinsurance treaty contains a provision that adds coverage for winter storm losses; however this provision was not triggered by the winter weather in the first quarter of 2015.

The Company’s combined ratio was 97.9% in the first quarter of 2015 and 95.5% in the first quarter of 2014. The total effect of catastrophes on the first quarter combined ratio was 27.3 percentage points in 2015 and 21.9 points in the prior year period. Excluding the impact of catastrophes, the first quarter combined ratio was 70.6% in 2015 and 73.6% in 2014.

Net Income:
Net income increased 16.8% to $382,000 during the three month period ended March 31, 2015, compared to net income of $327,000 in the prior-year period. The increase can be attributed to a 75.3% increase in net premiums earned as a result of changes in quota share reinsurance, increased net investment income, and a decrease in the net loss ratio, partially offset by higher net underwriting expense ratio.

Earnings per share (“EPS”):
Kingstone reported EPS of $0.05 per diluted share for the three months ended March 31, 2015, compared to $0.04 per diluted share for the three months ended March 31, 2014. EPS for the three month period ended March 31, 2015 was based on 7.3 million diluted weighted average shares outstanding, compared to 7.4 million diluted weighted average shares outstanding for the prior year period.

Direct Written Premiums(1), Net Written Premiums(1) and Net Premiums Earned:
Direct written premiums(1) for the first quarter of 2015 were $19.5 million, an increase of 19.2% from $16.3 million in the prior year period. The increase is attributable to a 20.6% increase in the total number of policies in-force as of March 31, 2015 from March 31, 2014.

The Company’s growth rate for its continuing lines of business was 23.0% during the period. Effective October 1, 2014, the Company decided to no longer accept applications for commercial auto coverage, and in February 2015 decided to no longer offer renewals to existing commercial auto policies beginning with those effective

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Kingstone Companies, Inc. May 13, 2015	Page 3

May 1, 2015. In the first quarter of 2015, commercial auto premiums written totaled $535,000, compared to $992,000 in the first quarter of 2014. As of March 31, 2015, commercial auto represented approximately 1.3% of total policies in force.

Net written premiums(1) increased 65.2% to $10.9 million during the three month period ended March 31, 2015 from $6.6 million in the prior year period.

Net premiums earned for first quarter ended March 31, 2015 increased 75.3% to $10.4 million, compared to $5.9 million in the first quarter ended March 31, 2014. The increase was primarily due to the Company retaining more earned premiums as result of the reduction of the quota share percentage in its personal lines quota share treaty and the elimination of the commercial lines treaty on July 1, 2014.

Management Commentary - Quota Share Reinsurance
Kingstone’s Chief Financial Officer, Victor Brodsky, stated, “Our Company has consistently maintained a conservative net written premiums to surplus ratio. We will continue to rely on quota share to support our expected growth. As discussed in past releases, we believe that our improving financial results will allow Kingstone to reduce its reliance on quota share and retain and invest more of the premiums we generate. We expect to report to the market our plans for this reduction in advance of the upcoming reinsurance renewal date on July 1, 2015.”

Management Commentary – Underwriting Performance
Kingstone’s Chief Actuary, Benjamin Walden, stated, “Severe winter weather had a 17.7% impact on the net loss ratio in the first quarter of 2015, compared to 15.9% in 2014. Our core net loss ratio excluding the impact of severe winter weather and prior year loss and LAE development improved to 49.3% from 53.7%. The improvement in the core net loss ratio was driven by favorable results for commercial lines and a shift in the net earned premium mix towards lines of business that have a lower core loss ratio such as personal lines and livery physical damage. The impact of prior year loss and LAE development was 1.0% in 2015, compared to 3.4% in 2014, an improvement of 2.4 percentage points.”

Net Loss Ratio:
The net loss ratio during the three month period ended March 31, 2015 was 68.0% compared to 73.0% in the three month period ended March 31, 2014.

Net Underwriting Expense Ratio:
Kingstone’s net underwriting expense ratio was 29.9% during the first quarter ended March 31, 2015, compared to 22.5% in the prior year period. The increase was due to the individual components of provisional ceding commission revenue, commission expense and other underwriting expenses and their relation to the increase in net premiums earned as a result of the additional retention resulting from the Cut-offs to our quota share treaties on July 1, 2014. The increase was partially due to the Company changing from an annual accrual-based form of accounting for actuarial and accounting services related fees to a model that more accurately reflect the period in which the services were rendered. The majority of those professional fees were reported concurrent with the services rendered for the prior year annual audit and related actuary work in the first quarter of 2015, and the Company does not expect to report any year-end related fees for the remainder of 2015.

Net Combined Ratio:
Kingstone’s net combined ratio was 97.9% for the three month period ended March 31, 2015, compared to 95.5% for the prior year period.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Kingstone Companies, Inc. May 13, 2015	Page 4

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $75.0 million at March 31, 2015, compared to $74.2 million at December 31, 2014. The Company’s investment holdings are comprised primarily of investment grade corporate and municipal securities, with fixed income investments representing approximately 86.5% of total investments at March 31, 2015, and 87.5% at December 31, 2014. The Company’s effective duration on its fixed-income portfolio is 5.5 years.

Net investment income increased 51.7% to $575,000 for the first quarter of 2015 from $379,000 in the prior year period, largely due to an increase in invested assets. The taxable equivalent investment yield, excluding cash, was 4.79% at March 31, 2015 and 4.67% at December 31, 2014.

Book Value
The Company’s book value per share at March 31, 2015 was $5.57, an increase of 0.5% compared to $5.54 at December 31, 2014, and up 11.8% from $4.98 at March 31, 2014.

	31-Mar-15	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14
Book Value Per Share	$5.57	$5.54	$5.35	$5.18	$4.98
% Increase from specified period to March 31, 2015		0.54%	4.1%	7.5%	11.8%

Management Commentary – Historical Performance through Catastrophe Events
Mr. Goldstein continued, “Over the past five years, Kingstone has consistently reported profitable underwriting results, despite Hurricane Irene, Superstorm Sandy, and consecutive severe winters in our target market. In this time (since the first quarter of 2011), we have increased our book value by 62.8% and are a much stronger company financially. Our homeowners business is continuing to drive our premium growth. We continue to win business through a steady group of selected producers with which we have built trust by never directly marketing to consumers and by cultivating relationships over years of service.”

Kingstone Companies, Inc. May 13, 2015	Page 5

Definitions of Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:
	For the Three Months Ended March 31,
	2015	2014	% Change
(000’s except percentages)
Direct and Net Written Premiums Reconciliation:

Direct written premiums	$19,489	$16,347	19.2%
Assumed written premiums	8	8	-%
Ceded written premiums	(8,619)	(9,770)	(11.8	) %

Net written premiums	10,878	6,585	65.2%
Change in unearned premiums	(492)	(659)	(25.3	) %

Net premiums earned	$10,386	$5,926	75.3%

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measurers, to gauge the Company’s performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company’s net premiums earned.

Net operating income - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income. Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	Three Months Ended
	March 31, 2015		March 31, 2014

	Amount	Diluted earnings per share	Amount	Diluted earnings per share
(000’s except per share amounts)
Net Operating Income and Net Operating Income Diluted Earnings per Share Reconciliation:

Net income	$382	$0.05	$327	$0.04

Net realized gains (losses) on investments	(67)		188
Less tax effect on realized gains (losses)	(23)		64
Net realized gains (losses) on investments, net of taxes	(44)	$(0.01)	124	$0.02

Net operating income	$426	$0.06	$203	$0.02

Weighted average diluted shares outstanding	7,344,563		7,372,149

Kingstone Companies, Inc. May 13, 2015	Page 6

Net combined ratio excluding the effect of catastrophes - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the net combined ratio excluding the effect of catastrophes. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company’s overall profitability.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio:

	For the Three Months Ended March 31,
	2015		2014		Percentage Point Change

Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation

Net combined ratio excluding the effect of catastrophes	70.6%		73.6%		(3.0) pts

Effect of catastrophe losses
Net loss and loss adjustment expenses	17.7%		15.9%
Ceding commission revenue	10.8%		8.7%
	28.5%		24.6%

Other underwriting expense	(1.2	) %	(2.7	) %
Total effect of catastrophe losses	27.3%		21.9%		5.4 pts

Net combined ratio	97.9%		95.5%		2.4 pts

Conference Call Details
Management will discuss the Company’s operations and its financial results in a conference call on Thursday, May 14, 2015, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call. In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: Kingstone 2015 First Quarter Conference Call. The webcast will be archived and accessible for approximately 30 days.

About Kingstone Companies, Inc.
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Kingstone Companies, Inc. May 13, 2015	Page 7
Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Kingstone Companies, Inc. Barry Goldstein Chief Executive Officer (845) 802-7900	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Adam Prior Senior Vice-President (212) 836-9606 / aprior@equityny.com

Kingstone Companies, Inc. May 13, 2015	Page 8

The following table summarizes gross and net premiums written, net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.
	For the Three Months Ended
	March 31,
	2015	2014

Gross premiums written:
Personal lines	$14,237,717	$11,591,297
Commercial lines	2,799,370	2,795,997
Commercial auto	535,236	992,176
Livery physical damage	1,872,615	941,863
Other(1)	52,402	33,759
Total	$19,497,340	$16,355,092

Net premiums written:
Personal lines	$5,952,781	$2,724,449
Commercial lines	2,537,775	1,946,824
Commercial auto	485,914	957,400
Livery physical damage	1,872,615	941,863
Other(1)	28,850	14,727
Total	$10,877,935	$6,585,263

Net premiums earned:
Personal lines	$5,960,475	$2,572,215
Commercial lines	2,412,143	1,580,823
Commercial auto	662,632	1,106,683
Livery physical damage	1,306,577	638,393
Other(1)	43,972	28,197
Total	$10,385,799	$5,926,311

Net loss and loss adjustment expenses:
Personal lines	$4,348,571	$1,849,380
Commercial lines	1,467,693	973,738
Commercial auto	339,208	1,032,271
Livery physical damage	547,741	200,839
Other(1)	77,146	33,657
Unallocated loss adjustment expenses	282,858	235,069
Total	$7,063,217	$4,324,954

Net loss ratio:
Personal lines	73.0%	71.9%
Commercial lines	60.8%	61.6%
Commercial auto	51.2%	93.3%
Livery physical damage	41.9%	31.5%
Other(1)	175.4%	119.4%
Total	68.0%	73.0%

(1)	“Other” includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association.

Kingstone Companies, Inc. May 13, 2015	Page 9
KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income and Comprehensive Income (Unaudited)
Three months ended March 31,	2015	2014

Revenues
Net premiums earned	$10,385,799	$5,926,311
Ceding commission revenue	3,089,404	3,381,283
Net investment income	574,656	378,788
Net realized (losses) gains on sales of investments	(67,494)	188,348
Other income	631,191	227,557
Total revenues	14,613,556	10,102,287

Expenses
Loss and loss adjustment expenses	7,063,217	4,324,954
Commission expense	3,412,327	2,582,508
Other underwriting expenses	2,999,155	2,281,749
Other operating expenses	328,498	250,035
Depreciation and amortization	235,662	183,120
Total expenses	14,038,859	9,622,366

Income from operations before taxes	574,697	479,921
Income tax expense	192,198	152,788
Net income	382,499	327,133

Other comprehensive income, net of tax
Gross change in unrealized gains
on available-for-sale-securities	705,574	868,744

Reclassification adjustment for losses (gains)
included in net income	67,494	(188,348)
Net change in unrealized gains	773,068	680,396
Income tax expense related to items
of other comprehensive income	(262,843)	(231,335)
Other comprehensive income, net of tax	510,225	449,061

Comprehensive income	$892,724	$776,194

Earnings per common share:
Basic	$0.05	$0.05
Diluted	$0.05	$0.04

Weighted average common shares outstanding
Basic	7,318,271	7,266,573
Diluted	7,344,563	7,372,149

Dividends declared and paid per common share	$0.05	$0.04

Kingstone Companies, Inc. May 13, 2015	Page 10

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of
$5,465,196 at March 31, 2015 and $5,395,054 at December 31, 2014)	$5,132,238	$5,128,735
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$52,564,513 at March 31, 2015 and $50,083,441 at December 31, 2014)	54,301,176	51,120,859
Equity securities, available-for-sale, at fair value (cost of $8,766,866
at March 31, 2015 and $7,621,309 at December 31, 2014)	9,237,109	8,017,729
Total investments	68,670,523	64,267,323
Cash and cash equivalents	6,283,655	9,906,878
Premiums receivable, net of provision for uncollectible amounts	9,428,166	8,946,899
Receivables - reinsurance contracts	1,436,205	1,301,549
Reinsurance receivables, net of provision for uncollectible amounts	36,551,604	35,575,276
Deferred policy acquisition costs	9,035,966	8,985,981
Intangible assets, net	2,114,601	2,233,530
Property and equipment, net of accumulated depreciation	2,497,138	2,448,042
Other assets	1,371,410	1,330,944
Total assets	137,389,268	$134,996,422

Liabilities
Loss and loss adjustment expense reserves	$42,151,264	$39,912,683
Unearned premiums	40,926,461	40,458,041
Advance premiums	1,414,096	1,006,582
Reinsurance balances payable	2,018,556	2,096,363
Deferred ceding commission revenue	5,902,562	5,956,540
Accounts payable, accrued expenses and other liabilities	2,670,444	3,928,137
Deferred income taxes	1,390,167	1,137,180
Total liabilities	96,473,550	94,495,526

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,286,452 shares at March 31, 2015 and 8,235,095 shares at December 31, 2014; outstanding
7,343,775 shares at March 31, 2015 and 7,308,757 shares at December 31, 2014	82,865	82,351
Capital in excess of par	32,889,235	32,873,383
Accumulated other comprehensive income	1,456,557	946,332
Retained earnings	8,219,997	8,203,003
	42,648,654	42,105,069
Treasury stock, at cost, 942,677 shares at March 31, 2015 and 926,338 shares
at December 31, 2014	(1,732,936)	(1,604,173)
Total stockholders' equity	40,915,718	40,500,896

Total liabilities and stockholders' equity	137,389,268	$134,996,422